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                                                                  EXHIBIT 10(M).

                           FIRST CHICAGO CORPORATION
                        DIRECTOR RETIREMENT INCOME PLAN

  1. Purpose and Effective Date. The purpose of the First Chicago Corporation Director Retirement Income Plan is to provide additional recognition and compensation for service on the Board so as to align the remuneration of non-officer directors with peer practice, and encourage director's continued service on the Board, thus, helping to ensure the continued quality of Board membership.

  The effective date of the Plan shall be March 31, 1994.

  2. Definitions. The following terms shall have the meanings set forth below, if capitalized:

    (a) "Annual Retainer" means the annual retainer paid to Board members for service on the Board as adjusted from time to time. The definition does not include any additional amounts paid, such as amounts paid pursuant to the Director Retainer Stock Plan, or for service on a Board committee or as Board committee chairman or any amount specifically paid for attendance at Board or Board committee meetings.

    (b) "Board" means the Board of Directors of First Chicago Corporation and The First National Bank of Chicago.

    (c) "Committee" means the Organization, Compensation and Nominating Committee of the Board.

    (d) "Designated Beneficiary" means the person designated by an Eligible Director to receive payments pursuant to the terms of Section 3 or 4 of this Plan in the case of the Eligible Director's death. The Eligible Director's beneficiary shall be designated on a form provided by the Committee and delivered by the Eligible Director to the Secretary of the Committee. If a beneficiary is not designated, the Eligible Director's estate shall be deemed the Designated Beneficiary.

    (e) "Eligible Director" means a member of the Board who is not, and has not been, an officer of First Chicago Corporation or any of its subsidiaries. In order to be eligible, a director must also be a member of the Board on or after the effective date of the Plan.

    (f) "Plan" means the First Chicago Corporation Director Retirement Income Plan, as amended from time to time.

    (g) "Retirement" occurs when an Eligible Director ceases to be a member of the Board either (i) after serving on the Board for all or part of any 20 calendar quarters or (ii) as a result of death or disability (disability to be determined by the Committee in its sole discretion.)

  3. Retirement payments.

    (a) Quarterly benefit payments. Upon Retirement, an Eligible Director or an Eligible Director's Designated Beneficiary (in the case of Retirement due to death) shall be paid each quarter in cash an amount equal to one-eighth of the current Annual Retainer. The initial payment shall be made as of the last day of the calendar quarter in which Retirement occurs and the payment shall continue until the number of quarterly benefit payments paid to the Eligible Director equals the Eligible Director's number of calendar quarters of service on the Board prior to Retirement; however, the number of quarterly payments shall not exceed 40. Any portion of the calendar quarter in which a director serves on the Board will be counted as a full quarter of service for purposes of determining the occurrence of an Eligible Director's Retirement and the amount and duration of retirement payments.

    (b) Lump sum election. An Eligible Director may elect to have the benefits payable pursuant to paragraph (a) of this Section 3 paid to the Eligible Director or the Eligible Director's Designated Beneficiary in a single cash lump sum payment, discounted to present value, by filing a written notice of election with the Secretary of the Committee prior to completing 20 calendar quarters of service as a member of the Board or by April 30, 1994, whichever occurs later.

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  4. Payment in Case of Eligible Director's Death after Commencement of
Retirement Payments. If an Eligible Director dies after commencement of retirement payments pursuant to Section 3, such Director's Designated Beneficiary shall receive a lump sum payment equal to one-half of the remaining quarterly payments the Eligible Director would have received but for his death.

  5. Change of Control. Notwithstanding anything else contained in the Plan, upon an Eligible Director's termination of service as a director within one year following a Change of Control (as defined below), the entire amount of retirement payments payable to each Eligible Director as calculated under
Section 3 hereof shall be immediately paid in a single cash lump sum (discounted to present value) to each Eligible Director. Payment shall be made to an Eligible Director irrespective of whether the termination of service constitutes a Retirement of the Eligible Director. For purposes of this Section, "Change of Control" means any of the following events:

    (a) The acquisition, other than from the Corporation, by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) of 20% or more of either the then outstanding shares of common stock of the Corporation or the combined voting power of the then outstanding voting securities of the Corporation entitled to vote generally in the election of directors, but excluding, for this purpose, any such acquisition by the Corporation or any of its subsidiaries, or any employee benefit plan (or related trust) of the Corporation or its subsidiaries, or any corporation with respect to which, following such acquisition, more than 50% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the common stock and voting securities of the Corporation immediately prior to such acquisition in substantially the same proportion as their ownership, immediately prior to such acquisition, of the then outstanding shares of common stock of the Corporation or the combined voting power of the then outstanding voting securities of the Corporation entitled to vote generally in the election of directors, as the case may be; or

    (b) Individuals who, as of the date hereof, constitute the Board of Directors (as of the date hereof the "Incumbent Board of Directors") cease for any reason to constitute at least a majority of the Board of Directors, provided that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Corporation's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board of Directors shall be considered as though such individual were a member of the Incumbent Board of Directors, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the Directors of the Corporation (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended); or

    (c) Approval by the stockholders of the Corporation of a reorganization, merger or consolidation of the Corporation, in each case, with respect to which all or substantially all of the individuals and entities who were the respective beneficial owners of the common stock and voting securities of the Corporation immediately prior to such reorganization, merger or consolidation do not, following such reorganization, merger or consolidation, beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such reorganization, merger or consolidation, or a complete liquidation or dissolution of the Corporation or of the sale or other disposition of all or substantially all of the assets of the Corporation.

  6. Administration. The Plan shall be administered by the Committee who shall have the sole authority to construe and interpret the Plan, and to establish or adopt rules, regulations and forms relating to the administration of the Plan. The Committee shall have no authority to add to, delete from or modify the terms

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of the Plan without the prior approval of the Board. Neither the Committee nor any member of the Board shall be liable for any act or determination made in good faith. The Committee may delegate its administrative duties to any officer of First Chicago Corporation or The First National Bank of Chicago.

  7. Determination of Present Value. The present value of any payments discounted to present value under this plan shall be calculated using the Pension Benefit Guaranty Corporation's immediate annuity rate in effect on the last day of the quarter in which the Eligible Director's Retirement occurs.

  8. Gross Misconduct. If an Eligible Director ceases to serve on the Board as a result of gross misconduct, as determined by the Board in its sole discretion, any retirement benefits payable under the Plan to such Eligible Director shall be immediately and irrevocably cancelled.

  9. Amendment and Termination. The Board reserves the right to amend, suspend or terminate this Plan at any time. However, no amendment, suspension or termination will reduce an Eligible Director's benefits to less than an amount equal to the amount the Eligible Director would have been entitled to receive if such Eligible Director's Retirement had occurred on the day of the amendment, suspension or termination.

  10. Prohibition on Alienation. No Eligible Director shall have the right to alienate, assign, encumber, hypothecate, or pledge such director's interest in any payments to be made under the Plan, voluntarily or involuntarily, and any attempt to dispose of any such interest shall be void. First Chicago Corporation shall have the right to set off against retirement payments under the Plan any amounts due and owing from the Eligible Director to First Chicago Corporation or its subsidiaries or affiliates, to the extent permitted by law.

  11. Unfunded Plan. The Plan is unfunded and First Chicago Corporation shall not be required to physically segregate any cash or establish any separate account or accounts to fund any retirement payment to be made under the Plan.

  12. Entire Plan. This document is a complete statement of the Plan and as of its effective date supersedes all prior plans, proposals, representations, promises, inducements, written or oral, relating to its subject matter. First Chicago Corporation shall not be bound by or liable to any director for any representation, promise, or inducement made by any person which is not embodied in this document or in any authorized written amendment to the Plan.

  13. Applicable Law. The Plan will be construed and enforced in accordance with the laws of Illinois.

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